CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013	1,607,340	$10.00	$16,073,400	$1,842.01

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-13 of product supplement MITTS-4. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$16,073,400.00
Underwriting discount	$0.175	$281,284.50
Proceeds, before expenses, to BAC	$9.825	$15,792,115.50

Merrill Lynch & Co.
November 22, 2011

1,607,340 Units

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

$10 principal amount per unit

Term Sheet No. 788

Pricing Date November 22, 2011

Settlement Date November 30, 2011

Maturity Date November 29, 2013

CUSIP 06051P117

Market Index Target-Term Securities®

¡The notes have a maturity of approximately two years

¡The notes provide 100% participation in increases in the level of the Dow Jones Industrial AverageSM (the “Index”), subject to a cap of 35.25%

¡90% principal protected at maturity against decreases in the level of the Index

¡Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

¡No periodic interest payments

¡No listing on any securities exchange

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Summary

The Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide investors with a 100% participation rate in increases in the level of the Dow Jones Industrial AverageSM (the “Index”) from the Starting Value to the Ending Value, subject to a maximum return of 35.25% over the Original Offering Price. Investors must be willing to forgo interest payments on the notes and be willing to accept a return that is capped and may be up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Base Value:	$10.000 per unit
Term:	Approximately two years
Market Measure:	Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”)
Starting Value:	11,493.72
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-31 of product supplement MITTS-4.

Participation Rate:	100%
Minimum Redemption Amount:	$9.000 per unit
Capped Value:	$13.525 per unit, which represents a return of 35.25% over the Original Offering Price.
Maturity Valuation Period:	November 19, 2013, November 20, 2013, November 21, 2013, November 22, 2013, and November 25, 2013
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Market Index Target-Term Securities®	TS-2

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Hypothetical Payout Profile

This graph reflects the returns on the notes at maturity, based on the Participation Rate of 100%, the Minimum Redemption Amount of $9.00 and the Capped Value of $13.525 (i.e., a 35.25% return). The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value and the term of your investment.

Hypothetical Redemption Amounts

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on the Base Value of $10.000 per unit, the Minimum Redemption Amount of $9.000 per unit, the Participation Rate of 100% and the Capped Value of $13.525.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
70.00		-30.00%	$9.000		9.000
80.00		-20.00%	$9.000		9.000
90.00		-10.00%	$9.000	(2)	9.000
95.00		-5.00%	$9.500		9.500
100.00	(1)	0.00%	$10.000		10.000
105.00		5.00%	$10.500		10.500
110.00		10.00%	$11.000		11.000
120.00		20.00%	$12.000		12.000
130.00		30.00%	$13.000		13.000
140.00		40.00%	$13.525	(3)	13.525
150.00		50.00%	$13.525		13.525
160.00		60.00%	$13.525		13.525
170.00		70.00%	$13.525		13.525
180.00		80.00%	$13.525		13.525
190.00		90.00%	$13.525		13.525
200.00		100.00%	$13.525		13.525
(1)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 11,493.72, the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-7.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit.

(3)	The Redemption Amount cannot exceed the Capped Value of $13.525.

Market Index Target-Term Securities®	TS-3

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Example 1: The Ending Value is 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

The Redemption Amount will be the greater of (1) $9.00 and (2) an amount calculated as follows:

$10 –	[	$10 ×	(100 – 80)	]	= $8.00
100

Redemption Amount (per unit) = $9.000 (The Redemption Amount will not be less than the Minimum Redemption Amount per unit.)

Example 2: The Ending Value is 95% of the Starting Value:

Starting Value:	100
Ending Value:	95

The Redemption Amount will be the greater of (1) $9.00 and (2) an amount calculated as follows:

$10 –	[	$10 ×	(100 – 95)	]	= $9.50
100

Redemption Amount (per unit) = $ 9.500

Example 3: The Ending Value is 110% of the Starting Value:

Starting Value:	100
Ending Value:	110

$10 +	[	$10 × 100% ×	(110 – 100)	]	= $11.00
100

Redemption Amount (per unit) = $11.000

Example 4: The Ending Value is 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

$10 +	[	$10 × 100% ×	(150 – 100)	]	= $15.00
100

Redemption Amount (per unit) = $13.525 (The Redemption Amount cannot be greater than the Capped Value.)

Market Index Target-Term Securities®	TS-4

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-4 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Index or the stocks included in the Index.

▪	Your investment return on the notes is limited to the return represented by the Capped Value.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	The Index Sponsor, as defined below, may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪

While we or our affiliates may from time to time own shares of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index and are not responsible for any disclosure made by any other company.

▪	Purchases and sales by us and our affiliates of shares of companies included in the Index may affect your return.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-6. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Market Index Target-Term Securities®	TS-5

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪	You accept that you may lose up to 10% of your original investment if the Ending Value is less than the Starting Value.

▪	You accept that the return on the notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of the benefits of owning the stocks included in the Index, including the right to receive dividends.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning the stocks included in the Index, including the right to receive dividends.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to MITTS” beginning on page S-13 of product supplement MITTS-4 and “Use of Proceeds” beginning on page S-28 of product supplement MITTS-4.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Market Index Target-Term Securities®	TS-6

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of Dow Jones Indexes, the marketing name of CME Group Index Services LLC (“CME Indexes”, the “Index Sponsor”), and is subject to change by Dow Jones Indexes. Dow Jones Indexes has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones Indexes discontinuing publication of the Index are discussed in the section beginning on page S-49 of product supplement MITTS-4 entitled “Description of the MITTS—Discontinuance of a Market Measure.” None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The “DJIASM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes and has been licensed for use. “Dow Jones”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use for certain purposes by us. The notes based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates and Dow Jones, CME Indexes and their respective affiliates make no representation regarding the advisability of investing in the notes.

Publication of the Index

Unless otherwise stated, all information on the Index provided in this term sheet is derived from Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes. The Index is a price-weighted index, which means an underlying stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. The Index is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Index tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Index is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire Index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Index are made entirely by the Averages Committee without consultation with the corporations represented in the Index, any stock exchange, any official agency or us. Changes to the common stocks included in the Index tend to be made infrequently, and the underlying stocks of the Index may be changed at any time for any reason. The companies currently represented in the Index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

The Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Index have been changed on a relatively infrequent basis. Nine main groups of companies constitute the Index, with the approximate sector weights of the Index as of October 31, 2011 indicated in parentheses: Industrials (21.14%); Technology (17.79%); Consumer Services (13.94%); Oil & Gas (11.59%); Consumer Goods (10.60%); Financials (9.53%); Health Care (7.48%); Telecommunications (4.20%); and Basic Materials (3.72%).

Computation of the Index

The level of the Index is the sum of the primary exchange prices of each of the 30 component stocks included in the Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the Index. Because the Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Index. The current divisor of the Index is published daily in the WSJ and other publications. In addition, other statistics based on the Index may be found in a variety of publicly available sources.

Market Index Target-Term Securities®	TS-7

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

The following table presents the listing symbol, industry group, price per share, and component stock weight for each of the component stocks in the Index based on publicly available information on October 31, 2011.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Component Stock Weight(2)
3M Co.	MMM	Diversified Industrials	$79.02	5.00%
Alcoa Inc.	AA	Aluminum	$10.76	0.68%
American Express Company	AXP	Consumer Finance	$50.62	3.20%
AT&T Inc.	T	Fixed Line Telecommunications	$29.31	1.86%
Bank of America Corporation	BAC	Banks	$6.83	0.43%
The Boeing Company	BA	Aerospace	$65.79	4.17%
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	$94.46	5.98%
Chevron Corporation	CVX	Integrated Oil & Gas	$105.05	6.65%
Cisco Systems Inc.	CSCO	Networking Products	$18.53	1.17%
The Coca-Cola Company	KO	Soft Drinks	$68.32	4.33%
E.I. DuPont De Nemours and Company.	DD	Commodity Chemicals	$48.07	3.04%
Exxon Mobil Corporation	XOM	Integrated Oil & Gas	$78.09	4.94%
General Electric Company	GE	Diversified Industrials	$16.71	1.06%
Hewlett-Packard Company	HPQ	Computer Hardware	$26.61	1.68%
Home Depot Inc.	HD	Home Improvement Retailers	$35.80	2.27%
Intel Corporation	INTC	Semiconductors	$24.54	1.55%
International Business Machines Corporation	IBM	Computer Services	$184.63	11.69%
Johnson & Johnson	JNJ	Pharmaceuticals	$64.39	4.08%
JPMorgan Chase & Co.	JPM	Banks	$34.76	2.20%
Kraft Foods Inc. Class A	KFT	Food Products	$35.18	2.23%
McDonald’s Corporation	MCD	Restaurants & Bars	$92.85	5.88%
Merck & Co., Inc.	MRK	Pharmaceuticals	$34.50	2.18%
Microsoft Corporation	MSFT	Software	$26.63	1.69%
Pfizer Inc.	PFE	Pharmaceuticals	$19.26	1.22%
The Procter & Gamble Company	PG	Nondurable Household Products	$63.99	4.05%
The Travelers Companies, Inc.	TRV	Insurance	$58.35	3.69%
United Technologies Corporation	UTX	Aerospace	$77.98	4.94%
Verizon Communications Inc.	VZ	Fixed Line Telecommunications	$36.98	2.34%
Wal-Mart Stores, Inc.	WMT	Broadline Retailers	$56.72	3.59%
The Walt Disney Company	DIS	Broadcasting & Entertainment	$34.88	2.21%

(1)

The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the notes as to the performance of the Index or any component stock included in the Index. Beneficial owners of the notes will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)	Information obtained from Bloomberg Financial Markets.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. Dow Jones and CME Indexes do not guarantee the accuracy or the completeness of the Index or any data included in the Index. Dow Jones and CME Indexes assume no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. Dow Jones and CME Indexes disclaim all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the notes at maturity.

Market Index Target-Term Securities®	TS-8

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through October 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes. On the pricing date, the closing level of the Index was 11,493.72.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

The “DJIASM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes and has been licensed for use. “Dow Jones”, “Dow Jones Industrial AverageSM”, “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones and have been licensed for use for certain purposes by us. The notes based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones, CME Indexes or their respective affiliates and Dow Jones, CME Indexes and their respective affiliates make no representation regarding the advisability of investing in the notes.

The only relationship of Dow Jones, CME Indexes, or any of their respective affiliates to us is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the DJIASM, which is determined, composed and calculated by CME Indexes without regard to us or the notes. Dow Jones and CME Indexes have no obligation to take the needs of us or the owners of the notes into consideration in determining, composing, or calculating DJIASM. Dow Jones, CME Indexes, and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Dow Jones, CME Indexes, and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its

Market Index Target-Term Securities®	TS-9

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

affiliates may trade financial products which are linked to the performance of the DJIASM. It is possible that this trading activity will affect the value of the DJIASM and the notes.

DOW JONES, CME INDEXES, AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIASM OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME INDEXES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME INDEXES, AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIASM OR ANY DATA INCLUDED THEREIN. DOW JONES, CME INDEXES, AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIASM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME INDEXES, OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME INDEXES AND US, OTHER THAN THE LICENSORS OF CME INDEXES.

Market Index Target-Term Securities®	TS-10

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

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Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-4.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Index. Accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that notes (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Market Index Target-Term Securities®	TS-11

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Tax Accrual Table. The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 4.9588% per annum (compounded semi-annually) that we established for the notes. The table reflects the expected issuance of the notes on November 30, 2011 and the scheduled maturity date of November 29, 2013. This tax accrual table is based upon a projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $11.0278 at maturity. This information is provided solely for tax purposes and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit)	Total Interest Deemed to Have Accrued on the Notes as of the End of Accrual Period (per Unit of the Notes)
November 30, 2011 to December 31, 2011	$0.0427	$0.0427
January 1, 2012 to December 31, 2012	$0.5042	$0.5469
January 1, 2013 to November 29, 2013	$0.4809	$1.0278

Projected Redemption Amount = $11.0278 per unit of the notes.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-4.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Market Index Target-Term Securities®	TS-12

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM due November 29, 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Product supplement MITTS-4 dated September 24, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509197085/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

“Market Index Target-Term Securities®” and “MITTS®” are our registered service marks.

Market Index Target-Term Securities®	TS-13